PANGLOBAL BRANDS INC.

For:	Panglobal Brands Inc.

Contact:
Stephen Soller, Chief Executive Officer
(323) 588-1190

Charles Lesser, Chief Financial Officer
(323) 588-1190

SECOND QUARTER SALES BEST YET FOR PANGLOBAL BRANDS

Los Angeles, California – April 2, 2008 – Panglobal Brands Inc. (OTCBB: PNGB) announces that it will record its best quarterly sales revenue yet for its second quarter ended March 31, 2008. We expect sales revenue for the three months ended March 31, 2008 to total approximately $3,098,000 compared to sales revenue of ($137,000) reported for the three months ended March 31, 2007. We expect year-to-date sales revenue for the six months ended March 31, 2008 to total approximately $3,218,000 compared to the $180,623 reported for the six months ended March 31, 2007.

Our strategy is to build a series of apparel brands, consisting of mainly women’s apparel, and to build brand recognition by marketing our products to fashion conscious consumers who shop in boutiques and department stores and who want to wear and be seen in the latest and most fashionable clothing and accessories. We plan to update our product offerings continually to be seen as a trend setter in fashionable clothing and accessories. In our SoSik and junior business, we market and design, manufacture and sell junior denim, t-shirts, dresses and other apparel. Our success in the juniors business is the ability to continually keeping the products new, fresh and part of what is in fashion. Most of the SoSik garments are imported from Asia from designs and fabrics created locally keeping quality high and prices reasonable. Based upon our branded products, we have been offered the opportunity to manufacture private label women’s apparel including dresses, skirts and knit and woven tops.

Our contemporary divisions consist of Hauteur Mynk denim, Nela dresses and Tea and Honey. Hauteur Mynk is a trademarked brand name selling premium denim jeans, skirts, dresses and shorts. Nela designs, merchandises and sells women's better dresses using Italian prints and related fabrics. Tea and Honey designs, merchandises and sells women’s mid-priced contemporary dresses. Tea and Honey is a more casual look for women with a vintage feel, intended to be worn by the working woman by day and easily convertible for wear in the evening. Tea and Honey products are expected to commence shipping in May 2008.

Panglobal Brands Inc. currently has sales orders totaling $5,600,000, for deliveries to retail stores from now to the end of August, 2008 for its Contemporary, SoSik, and private label apparel divisions. We intend to ship the products already ordered during the three months ending June 30, 2008. It takes approximately 90 days from design to receipt of goods for products manufactured in Asia. It takes approximately 45-60 days from design to receipt of goods for products manufactured locally or in Mexico.

“We are very pleased with our performance during the last three months and with the build-up of open orders for future shipments. Our diverse stable of brands has allowed us to achieve our current success and gives us the confidence that we will be able to achieve our growth objectives,” said Stephen Soller, Chief Executive Officer of Panglobal Brands Inc.

About Panglobal Brands Inc.

Panglobal Brands, Inc. is committed to building a diverse stable of apparel brands, capitalizing on opportunities to participate in the hottest fashion trends as they happen. Our business strategy is to create a balance with dynamic branded products and the traditionally more stable private label apparel business by selling branded products through specialty retailers and by running a private label division catering to department store chains. Our current brands include: Mynk, a high-end, high-fashion denim brand selling at specialty retailers and Saks 5th Avenue; Nela, an upscale contemporary print dress label; Tea & Honey, a casual ladies wear collection that’s ready to burst onto the scene later this year; and, So Sik, which represents affordable fashions for the burgeoning junior market.

This strategy plus a management team with significant apparel industry experience, enables Panglobal Brands to bring eye-popping product lines to market at competitive price points.

Forward-Looking Statements

This news release contains “forward-looking statements.” Statements in this press release, which are not purely historical, are forward-looking statements and include statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and assumptions or expectations relating to any future events, conditions, performance or other matters. Such forward-looking statements include, among others, that: (i) we will record our best quarterly sales revenue yet for our second quarter ended March 31, 2008; (ii) we will build brand recognition by marketing our products to fashion conscious consumers who shop in boutiques and department stores; (iii) Tea and Honey products will commence shipping in May 2008; (iv) we will ship the products for the sales orders totaling $5,600,000 during the three months ending June 30, 2008; (v) we will update our product offerings continually to be seen as a trend setter in fashionable clothing and accessories; (vi) we will be able to achieve our growth objectives; (vii) we will capitalize on opportunities to participate in the hottest fashion trends as they happen; (viii) our Tea & Honey products will burst onto the scene later this year; and, (ix) we will run a private label division catering to department store chains.

Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic condition. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission available at www.sec.gov.

The Company assumes no obligation to update the information in this release.